AMENDMENT TO AMENDED AND RESTATED CONSULTING AGREEMENT

THIS AMENDMENT TO AMENDED AND RESTATED CONSULTING AGREEMENT (this “Amendment”) is effective as of May 28, 2025 and is made by and between Unified Series Trust, an Ohio business trust having its office and principal place of business at 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246 (the “Trust”), and NORTHERN LIGHTS COMPLIANCE SERVICES, LLC, a Nebraska limited liability company having its office and principal place of business at 4221 North 203rd Street, Suite 100, Elkhorn, Nebraska 68022 (“NLCS”).

WHEREAS, the parties entered into that certain Amended and Restated Consulting Agreement dated April 1, 2021, as amended (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement as herein described; and

WHEREAS , Section 14. A allows the Agreement to be amended by a written agreement properly authorized and signed by both parties; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

I.	Amendments.

1.	Section 14.O. to the Agreement hereby is deleted in its entirety and replaced with the following:

Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the fifth Business Day following the date of mailing, if mailed by registered or certified mail, return receipt requested, postage prepaid to the party to receive such notice, (c) if dispatched via a nationally recognized overnight courier service (delivery receipt requested) with charges paid by the dispatching party, on the later of (i) the first Business Day following the date of dispatch, or (ii) the scheduled date of delivery by such service, or (d) on the date sent by electronic mail if sent during normal business hours of the recipient during a Business Day, and otherwise on the next Business Day, if sent after normal business hours of the recipient, provided that in the case of electronic mail, each notice or other communication shall be confirmed within one Business Day by dispatch of a copy of such notice pursuant to one of the other methods described herein, at the following addresses, or such other address as a party may designate from time to time by notice in accordance with this Section.

To the Trust:	To NLCS:

Unified Series Trust	Northern Lights Compliance Services, LLC
Attn: President	Attn: Legal Department
225 Pictoria Drive, Suite 450	4221 North 203rd Street, Suite 100
Cincinnati, OH 45246	Elkhorn, NE 68022
legal@ultimusfundsolutions.com

With a copy to:

Thompson Hine LLP
Attn: Unified Series Trust Counsel
312 Walnut Street, Suite 2000
Cincinnati, OH 45202-4024

II.	Miscellaneous.

1.	Except as hereby amended, the Agreement shall remain in full force and effect.

2.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

UNIFIED SERIES TRUST		NORTHERN LIGHTS COMPLIANCE SERVICES, LLC

By:	/s/ Zachary Richmond	By:	/s/ Martin R. Dean
	Zachary P. Richmond		Martin R. Dean
	Treasurer		President

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